Exhibit 10.1

[New Century Letterhead]

September 7, 2001

VIA FEDERAL EXPRESS

Ocwen Federal Bank FSB
The Forum, Suite 1002
1675 Palm Beach Lakes Blvd.
West Palm Beach, FL 33401
Attn: Art Castner
         Scott Conradson

    Re:         "High Risk" First Payment Default Category

Ladies and Gentlemen:

    We refer to the Residential Flow Interim Servicing Rights Purchase Agreement (the "Agreement") dated as of March 1, 2001 by and between Ocwen Federal Bank FSB and New Century Mortgage Corporation, pursuant to which you service certain mortgage loans owned by us from time to time. Terms capitalized and used herein without being defined will have the meanings given to them in the Agreement.

    In order to minimize first payment defaults on certain high-risk mortgage loans, you agree that, in addition to your servicing obligations pursuant to the Agreement, you will provide the following additional services for certain high-risk loans with a status code of "1P" (the "High-Risk Loans") when such loans are boarded upon your servicing platform:

    1.  You will attempt to contact the borrower(s) or their designated contact person (the "right party contact") under such High-Risk Loans at least twice per week as part of a separate Welcome call campaign. During such call, you will update and verify all information with the right party contact, including, but not limited to, the date of first payment.

    2.  If you are unable to contact the right party contact, the High Risk Loan will be referred to us to verify the information. If we cannot provide any additional information, the High Risk Loan will be forwarded to your Skiptrace department.

    3.  If a High-Risk Loan for which you have not been able to contact a right party contact becomes 5 days delinquent with respect to its first payment, you will order a field chase through National Creditors or equivalent agency at a cost of $50 per field chase to be paid by us. In connection with such field chase, a minimum of three attempts will be made to contact the right party contact, at least one of which shall occur after 6 p.m. If contact is made, field chase agents will have the customer call your office to set up payment arrangements. National Creditors will also provide to you a weekly status report of all field chases in progress. You will provide us with notification of all High Risk Loans for which you are not able to contact for verification of information.

    4.  If a High-Risk Loan becomes 5 days delinquent with respect to its first payment, you will send an Early Late letter to the borrower(s) reminding them that their payment was due. This letter will also include your payment address and specify methods of payment. This Early Late letter will be sent to all such borrower(s) regardless of whether a right party contact has been made.

    5.  Based on your current payment logic, you will accept first payments up to the date of demand on your system. You will continue to have your agents stress urgent types of payments, such as quick collects, phone pays and overnights, when discussing payments with the borrower(s).

    6.  You will provide a weekly report on all High-Risk Loans that are 15 or more days delinquent with respect to the first payment. With respect to each such High-Risk Loan, this report will contain (i) the number of contacts with the borrower(s), (ii) the outcome of the last contact with the borrower(s) and (iii) the reason for the delinquency, if known. Also, this report will contain a cure ratio on all High-Risk Loans greater than 30 days late with respect to the first payment. You will also make a representative available to us for a weekly meeting to discuss any issues or concerns that arise from this report.

    7.  In consideration for the foregoing, we agree to pay an additional fee of $1 per High-Risk Loan per month for as long as such High-Risk Loan is being serviced in accordance with this letter agreement. Once, the first payment with respect to any High-Risk Loan is received, such loan shall no longer be serviced in accordance with this letter agreement.

    Please indicate your agreement to the foregoing by acknowledging this letter in the space provided below.

Very Truly Yours,
NEW CENTURY MORTGAGE CORPORATION
By:	/s/ PATRICK FLANAGAN
Name:	Patrick Flanagan
Title:	Executive Vice President

Acknowledged and Agreed to this
  day of September, 2001

OCWEN FEDERAL BANK FSB
By:	/s/ SCOTT CONRADSON
Name:	Scott Conradson
Title:	Senior Vice President